Enertopia Corporation
950-1130 West Pender Street
British Columbia, Canada V6E 4A4

CONFIDENTIAL

June 10, 2014

SHAXON Enterprises ltd.

Donald Shaxon
3129 Centennial Dr.
Burlington ON
L7M1B8

Burlington, Ontario

Dear Sirs/Madam:

Re:        Letter of Intent

This binding Letter of Intent ("LOI") shall set forth the basic terms of the recent discussions between Enertopia Corporation ("Enertopia") and Lexaria Corporation (“Lexaria”) (together, the “Sellers”); and SHAXON Enterprises ltd. ("Buyer") with regard to the acquisition (the "Acquisition") by SHAXON Enterprises of Thor Pharma Corp (“Thor”), which is wholly owned by Enertopia Corporation.

Buyer and Sellers agree that the only asset that will be held by Thor at the time of Acquisition is MMPR (Medical Marihuana Procedures and Regulations Program) Application number 10QMM0610. Based on these discussions the Buyer agrees to assume all responsibility and liabilities and expenses to fulfill the obligations required under the MMPR application from May 25, 2015 and onwards.

1.

Acquisition Structure. In accordance with the terms of a formal and definitive agreement to be entered into between the Sellers and the Buyer (the “Definitive Agreement"), Buyer shall be entitled to acquire 100% Thor Pharma Corp including MMPR application 10QMM0610 (the “Assets”). The terms of the Acquisition will be as follows:

(a)

Upon the execution of this LOI, Buyer shall pay to the Sellers the sum of $10,000 which is due on or before June 10, 2015 which amount shall be non-refundable unless any of the board of directors of Thor Pharma Corp, Enertopia Corp or Lexaria Corp refuse to sign the definitive agreement before June 25 in which case the $10,000 is entirely refundable. This and all payments referred to below in Section 1(b) to be delivered as per Sellers instructions to the Buyer.

(b)

Upon closing, which is to occur on or before June 30, 2015 or such other date as the Parties may agree, acting reasonably (the "Closing"), Buyer shall nominate two directors to the board of Thor Pharma Corp and the two current directors of Thor Pharma will resign and step down from Thor Pharma Corp and the MMPR application 10QMM0610.

(c)

Upon closing, which is to occur on or before June 30, 2015 or such other date as the Parties may agree, acting reasonably (the "Closing"), Buyer shall pay to Sellers, the sum of $1,500,000, in installments as set forth below. All payments under this section are due and payable to Sellers regardless of whether or not the Buyer remains involved in license application 10QMM0610 at the time of all or any of the performance thresholds being reached:

(i)	$200,000 dollars to be paid within 30 days of “Inspection Letter” from Health Canada; and

(ii)	$200,000 dollars to be paid within 30 days of “License to Grow Letter” from Health Canada; and

(iii)	$100,000 dollars to be paid within 30 days of “License to Grow and Sell Letter” from Health Canada; and

(iv)	$100,000 dollars to be paid within 30 days of selling $5,000,000 in product; and

(v)	$100,000 dollars to be paid within 30 days of selling $10,000,000 in product; and

(vi)	$200,000 dollars to be paid within 30 days of selling $20,000,000 in product; and

(vii)	$300,000 dollars to be paid within 30 days of selling 10,000g of product; and

(viii)	$100,000 dollars to be paid within 30 days on the first anniversary of Health Canada license renewal to grow and sell; and

(ix)	$100,000 dollars to be paid within 30 days on the second anniversary of Health Canada license renewal to grow and sell; and

(x)	$100,000 dollars to be paid within 30 days on the third anniversary of Health Canada license renewal to grow and sell.

2.

Definitive Agreement and Closing. Acceptance of this LOI shall be followed by the negotiation and acceptance of the Definitive Agreement which shall incorporate the terms and conditions of this LOI and such other terms, conditions, representations and warranties as are customary for transactions of this nature or as may be reasonably requested by the Parties. This LOI does not set forth all of the matters upon which agreement must be reached in order for the proposed acquisition to be consummated. Completion of the Definitive Agreement shall be followed with Closing of the Acquisition on or before June 30, 2015, or such other date as the Parties may agree, acting reasonably.

3.

Joint Venture Agreement. Enertopia and Lexaria have previously entered into a Joint Venture Agreement dated May 27, 2014 (the “JV Agreement”) in regards to the development and operation of the Assets. The parties hereby agree that upon the Closing of the Definitive Agreement the JV Agreement shall be cancelled and considered terminated and of no further force or effect.

4.	Binding Nature. This LOI is intended to create binding obligations between the Parties, to be replaced and superseded by the Definitive Agreement.

5.	Conditions Precedent. Execution of the Definitive Agreement shall be conditional upon:

a.

Due Diligence. Completion of a satisfactory due diligence review by each of the Sellers and Buyer which due diligence reviews shall be completed or this condition waived on or before execution of the Definitive Agreement;

b.	Board Approval. Approval by the board of directors of the Sellers prior to execution of the Definitive Agreement; and

c.	Buyer Approval. Approval by the Buyer prior to the execution of the Definitive Agreement.

6.

Expenses. Each Party shall be responsible for such Party's own costs and charges incurred with respect to the transactions contemplated herein including, without limitation, all costs and charges incurred prior to the date of this LOI and all legal and accounting fees and disbursements relating to preparing the Definitive Agreement or otherwise relating to the Acquisition.

7.

Access to Information. Upon acceptance of this LOI and until the earlier of completion of the Acquisition or June 30, 2015 or such other date as agreed to between the parties each of the Buyer and Sellers will allow the other and their authorized representatives, including legal counsel and consultants, full, free and unfettered access to all information, books or records of such party for the purpose of the transactions contemplated herein. Each of the Sellers and Buyers agree that all information and documents so obtained will be kept confidential and the contents thereof will not be disclosed to any person without the prior written consent of the other, all as further set out in Section 8 hereof, provided however, that Buyer acknowledges that the Sellers have certain disclosure obligations pursuant to securities regulatory requirements and the policies of the Canadian Securities Exchange and the Securities and Exchange Commission. Upon such disclosure by the Sellers, the Buyer shall be entitled to make disclosure of a similar nature.

8.	Confidentiality.

a.

Each of the Sellers and Buyer acknowledge that each will be providing to the other information that is non-public, confidential, and proprietary in nature (the "Confidential Information"). Each of the Sellers and Buyer (and their respective affiliates, representative, agents and employees) will keep the Confidential Information confidential and will not, except as otherwise provided below, disclose such information or use such information for any purpose other than for negotiation of the Definitive Agreement and the evaluation and consummation of the Acquisition provided however that this provision shall not apply to information that: (i) becomes generally available to the public absent any breach of this provision; (ii) was available on a non-confidential basis to a Party prior to its disclosure pursuant to this LOI; or (iii) becomes available on a non-confidential basis from a third party who is not bound to keep such information confidential.

b.

Each Party hereto agrees that it will not make any public disclosure of the existence of this LOI or of any of its terms without first advising the other party of the proposed disclosure, unless such disclosure is required by applicable law or regulation, and in any event the Party contemplating disclosure will inform the other Party of and obtain its consent to the form and content of such disclosure, which consent shall not be unreasonably withheld or delayed.

c.

Each Party hereto agrees that immediately upon any discontinuance of activities by either party such that the Acquisition will not be consummated, each Party will return to the other all Confidential Information.

9.

Conduct of Business. During the period during which this LOI remains in effect, Buyer will conduct its business in a reasonable and prudent manner in accordance with past practices, preserve its existing business organization and relationships, preserve and protect its properties and conduct its business in compliance with all applicable laws and regulations.

10.

Standstill. During the period from Closing until the completion of the payments specified in Section 1 are completed, the Buyer agrees that, without the prior written consent of the Sellers (such consent not to be unreasonably withheld) they will not dispose of, sell, transfer, assign or otherwise encumber the Assets, license application 10QMM0610 or any resulting license and not take any action in regards to the Assets, license application 10QMM0610 or any resulting license except in the usual, ordinary and regular course of business and as may be required to maintain and advance the Assets, license application 10QMM0610 and any resulting license UNLESS ONE OF THE TWO CONDITIONS HERIN IS MET:

a.

The Sellers shall have the right to approve any potential acquirer of the Assets to ensure their ability of meet the financial conditions contained herein and to be contained in the Definitive Agreement.

b.

If no Seller approval is sought, then the potential acquirer of the Assets must make all payments due from the Buyer to the Seller at the time of the potential transaction, prior to or upon closing of any potential transaction.

11.

Ownership of Intellectual Property. Until such time as all payments in Section 1 are received by Sellers, Sellers shall continue to have beneficial ownership of the Assets and/or license application and/or resulting license, including but not limited to full right to utilize any and all intellectual property gained, learned or otherwise obtained up to the date of May 25, 2015 in the pursuit of license 10QMM0610, for any purposes they elect.

12.

Indemnification. Buyer shall hold harmless and indemnify Sellers, its subsidiaries, officers, employees and directors from and against any claims, demands, or causes of action whatsoever, including without limitation those arising on account of any financial loss, injury or death of persons or damage to property caused by, or arising out of, or resulting from, the pursuit, exercise, or practice of the license granted hereunder by the Assets.

13.

Termination. In the event that this LOI is not superseded by the Definitive Agreement and/or Closing or before June 30, 2015, or such other date as the Parties may agree, acting reasonably, the terms of this LOI will be of no further force or effect except for Sections 1(a), 6 and 13. If the Definitive Agreement is not entered into by Buyer through no material fault or failure on the part of the Sellers, then the sum $10,000 advanced by the Buyer pursuant to Section 1(a) hereof shall be considered non refundable. Further all Burlington project information, Quality Assurance, Security, Building plans and all data submitted in application number 10QMM0610 in possession of the buyer and other parties will be returned to the Sellers or destroyed.

14.

Governing Law. This LOI shall be construed in all respects under and be subject to the laws of the Province of British Columbia and the laws of Canada applicable therein which are applicable to agreements entered into and performed within the Province of British Columbia.

15.

Execution. This LOI may be executed in one or more counterparts and a facsimile or PDF counterpart of this LOI bearing the signature of a Party hereto shall be effective for all purposes and binding on each Party hereto.

If this LOI is acceptable, please communicate your acceptance by signing below and returning such executed copy to the Sellers.

Yours very truly,

ENERTOPIA CORPORATION

Per:
Authorized Signatory

LEXARIA CORPORATION

Per:
Authorized Signatory

THOR PHARMA CORP

Per:
Authorized Signatory

THIS LETTER OF INTENT is hereby accepted on the terms and conditions set forth herein this ___ day of June, 2015:

SHAXON ENTERPRISES LTD.

Per:
Authorized Signatory